Exhibit 99.1

Huttig Building Products, Inc. Announces First Quarter 2017 Results

First Quarter 2017 Highlights:

  Net sales of $175.7 million
  Gross margin of 20.2 percent
  Total available liquidity of $81.8 million

ST. LOUIS, May 01, 2017 (GLOBE NEWSWIRE) -- Huttig Building Products, Inc. (“Huttig”) (NASDAQ:HBP), a leading domestic distributor of millwork, building materials and wood products, today reported financial results for the first quarter ended March 31, 2017.

“Our first quarter results show the continued growth of our business and an increase in operating expenses resulting from the continued, meaningful investments we are making in our accelerated growth strategy,” said Jon Vrabely, President and CEO of Huttig Building Products.  “While these investments are negatively impacting our short-term results, they are truly transformational in nature and provide the best opportunity to generate significant, sustained, profitable growth in the intermediate term.”

SUMMARY OF FIRST QUARTER 2017 RESULTS
(unaudited)
(In Millions, Except Per Share Data)

	Three Months Ended March 31,
	2017		2016
Net sales	$175.7	100.0%	$158.8	100.0%
Gross margin	35.5	20.2%	32.0	20.2%
Operating expenses	37.0	21.1%	28.9	18.2%
Operating (loss) income	(1.5)	-0.9%	3.1	2.0%
(Loss) income from continuing operations before taxes	(2.1)	-1.2%	2.6	1.6%
Net (loss) income	(0.9)	-0.5%	1.4	0.9%
(Loss) income from continuing operations per share -
basic and diluted	(0.04)		0.06
Net (loss) income per share - basic and diluted	(0.04)		0.06

Results of Operations

Three Months Ended March 31, 2017 Compared to Three Months Ended March 31, 2016

Net sales were $175.7 million in 2017, which was $16.9 million, or 11 percent, higher than in 2016.  The increase was primarily due to higher levels of construction activity, the BenBilt Building Systems acquisition that we completed during the second quarter of 2016 and the effect of our special promotional winter buy sales occurring in the first quarter of 2017 compared to our special promotional winter buy sales occurring in the second quarter of 2016.

Millwork sales increased 15 percent in 2017 to $91.9 million, primarily due to increased construction activity and the acquisition. Building products sales increased 10 percent in 2017 to $68.1 million primarily due to our special promotional winter buy sales.  Wood product sales decreased 4 percent in 2017 to $15.7 million.

Gross margin increased 11 percent to $35.5 million in 2017 compared to $32.0 million in 2016.  As a percentage of sales, gross margin was 20.2 percent in both 2017 and 2016.  We continue to focus on our operational initiatives as well as improved product mix as we expand our value-add capabilities to serve the repair/remodel construction segment to advance long-term growth.

Operating expenses increased $8.1 million to $37.0 million in 2017, compared to $28.9 million in 2016.  The increase was primarily due to higher personnel costs as a result of hiring additional personnel and expenses attributable to higher variable costs associated with increased sales, investment in the Huttig-Grip division and the acquisition.  As a percentage of sales, operating expenses increased to 21.1 percent in 2017 compared to 18.2 percent in 2016, reflecting increased headcount to service anticipated sales growth.

Vrabely added, “The increase in our operating expenses is the result of continued investments in our people, as well as the expansion of our value-add service capabilities and the Huttig-Grip product line, which present significant, intermediate-term growth opportunities.”

Net interest expense was $0.6 million in 2017 and $0.5 million in 2016.  The increase was primarily due to higher average debt and higher borrowing rates in 2017 compared to 2016.

Income tax benefit of $1.2 million was recognized for the quarter ended March 31, 2017.  Income tax expense of $1.1 million was recognized in the first quarter of 2016.

As a result of the foregoing factors, we reported a loss from continuing operations of $0.9 million in the first quarter of 2017 compared to income of $1.5 million in the first quarter of 2016.

Adjusted EBITDA was $0.1 million in the first quarter of 2017 compared to $4.2 million in the first quarter of 2016. Adjusted EBITDA is a non-GAAP measurement. See attached reconciliation of Non-GAAP Financial Measures.

Balance Sheet

Total available liquidity was $81.8 million at March 31, 2017, representing a 1 percent decrease over total liquidity of $82.6 million at March 31, 2016.  At March 31, 2017, total available liquidity included $1.1 million of cash plus $80.7 million of availability under the credit facility, while at March 31, 2016, total available liquidity included $2.8 million of cash plus $79.8 million of availability under the credit facility.

Conference Call

Huttig Building Products, Inc. will host a conference call Tuesday, May 2, 2017 at 10:00 a.m. Central Time. Participants can listen to the call live via webcast by going to the investor portion of Huttig’s website at www.huttig.com.  Participants can also access the live conference call via telephone at (800) 230-1074 or (612) 288-0329 (international). The conference ID for this call is 422409.

Following the live webcast, a replay will be available approximately two hours after the webcast on our website for at least 30 days.

About Huttig

Huttig, currently in its 132nd year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in home improvement, remodeling and repair work. Huttig distributes its products through 27 distribution centers serving 41 states. Huttig's wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

Forward-Looking Statements

This press release contains forward-looking information as defined by the United States Private Securities Litigation Reform Act of 1995. This information presents management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information, include, but are not limited to, the strength of construction, home improvement and remodeling markets and the recovery of the homebuilding industry to levels consistent with the historical average of total housing starts; the cyclical nature of our industry; the uncertainties resulting from the changes to policies and laws following the U.S. election in November 2016; the cost of environmental compliance, including actual expenses we may incur to resolve proceedings we are involved in arising out of a formerly owned facility in Montana; any limitations on our ability to utilize our deferred tax assets to reduce future taxable income and tax liabilities; our ability to comply with, and the restrictive effect of, the financial covenant  under our credit facility; the loss of a significant customer; deterioration of our customers’ creditworthiness or our inability to forecast such deteriorations; changes in commodity prices; risks associated with our private brands; termination of key supplier relationships; risks of international suppliers; competition with existing or new industry participants; goodwill impairment; the seasonality of our operations; significant uninsured claims; federal and state transportation regulations; fuel cost increases; our failure to attract and retain key personnel;  deterioration in our relationship with our unionized employees, including work stoppages or other disputes; funding requirements for multi-employer pension plans for our unionized employees; the integration of any businesses we acquire and the liabilities of such businesses; and product liability claims and other legal proceedings and contingencies. Other important factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information, include, but are not limited to, those detailed in Huttig's Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission and in other reports filed by Huttig with the Securities and Exchange Commission from time to time.

Non-GAAP Financial Measures

Huttig supplements its reporting of net income with non-GAAP measurement of Adjusted EBITDA. This supplemental information should not be considered in isolation or as a substitute for GAAP measures.

Huttig defines Adjusted EBITDA as net income adjusted for interest, income taxes, depreciation and amortization and other special significant items as listed in the table below.

Huttig presents Adjusted EBITDA because it is a primary measure used by management, and by similar companies in the industry, to evaluate operating performance and Huttig believes it enhances investors’ overall understanding of the financial performance of our business.  Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance.  Huttig compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors affecting the business.  Because not all companies use identical calculations, Huttig’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA (unaudited)

The following table presents a reconciliation of net income, the most directly comparable financial measure under GAAP, to Adjusted EBITDA for the periods presented (in millions):

	Three Months Ended		Trailing Twelve Months
	March 31,		Ended March 31,
	2017	2016	2017
Net (loss) income	$(0.9)	$1.4	$14.0
Discontinued operations	-	0.1	(3.1)
Interest expense, net	0.6	0.5	2.3
Income tax expense (benefit)	(1.2)	1.1	4.9
Depreciation and amortization	1.1	0.7	4.3
Stock compensation expense	0.5	0.4	1.8
Adjusted EBITDA	$0.1	$4.2	$24.2

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In Millions, Except Per Share Data)

	Three Months Ended
	March 31,
	2017	2016
Net sales	$175.7	$158.8
Cost of sales	140.2	126.8
Gross margin	35.5	32.0
Operating expenses	37.0	28.9
Operating (loss) income	(1.5)	3.1
Interest expense, net	0.6	0.5
(Loss) income from continuing operations before income taxes	(2.1)	2.6
Income tax (benefit) expense	(1.2)	1.1
(Loss) income from continuing operations	(0.9)	1.5
Loss from discontinued operations, net of taxes	—	(0.1)
Net (loss) income	$(0.9)	$1.4

(Loss) income from continuing operations per share - basic and diluted	$(0.04)	$0.06
Loss from discontinued operations per share - basic and diluted	$0.00	$0.00
Net (loss) income per share - basic and diluted	$(0.04)	$0.06

Weighted average shares outstanding:
Basic and diluted shares outstanding	24.7	24.4

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In Millions)

	March 31,	December 31,	March 31,
	2017	2016	2016
ASSETS
CURRENT ASSETS:
Cash and equivalents	$1.1	$0.3	$2.8
Trade accounts receivable, net	88.4	59.3	74.9
Net inventories	88.2	81.0	74.5
Other current assets	7.2	9.5	7.4
Total current assets	184.9	150.1	159.6

PROPERTY, PLANT AND EQUIPMENT:
Land	5.0	5.0	4.3
Buildings and improvements	29.8	29.7	26.5
Machinery and equipment	45.4	43.5	37.9
Gross property, plant and equipment	80.2	78.2	68.7
Less accumulated depreciation	54.1	53.3	51.3
Property, plant and equipment, net	26.1	24.9	17.4

OTHER ASSETS:
Goodwill	9.5	9.5	6.3
Other	7.1	7.5	1.6
Deferred income taxes	13.4	10.3	23.7
Total other assets	30.0	27.3	31.6
TOTAL ASSETS	$241.0	$202.3	$208.6

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In Millions, Except Share Data)

	March 31,	December 31,	March 31,
	2017	2016	2016
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$1.0	$1.0	$1.0
Trade accounts payable	68.2	47.2	60.9
Deferred income taxes	—	—	5.6
Accrued compensation	3.2	6.8	4.4
Other accrued liabilities	12.1	15.1	10.3
Total current liabilities	84.5	70.1	82.2
NON-CURRENT LIABILITIES:
Long-term debt, less current maturities	78.5	54.5	64.3
Other non-current liabilities	6.8	7.2	7.8
Total non-current liabilities	85.3	61.7	72.1

SHAREHOLDERS' EQUITY:
Preferred shares: $.01 par (5,000,000 shares authorized)	—	—	—
Common shares: $.01 par (50,000,000 shares authorized: 25,880,851; 25,638,862; and 25,143,005 shares issued at March 31, 2017, December 31, 2016 and March 31, 2016, respectively)	0.3	0.3	0.3
Additional paid-in capital	42.6	42.8	41.5
Retained earnings	28.3	27.4	12.5
Total shareholders' equity	71.2	70.5	54.3

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$241.0	$202.3	$208.6

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In Millions)

	Three Months Ended
	March 31,
	2017	2016
Cash Flows From Operating Activities:
Net (loss) income	$(0.9)	$1.4
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Loss from discontinued operations	—	0.1
Depreciation and amortization	1.1	0.7
Non-cash interest expense	0.1	0.1
Stock-based compensation	0.5	0.4
Deferred taxes	(1.3)	1.0
Changes in operating assets and liabilities:
Trade accounts receivable	(29.1)	(18.6)
Net inventories	(7.2)	(10.2)
Trade accounts payable	21.0	17.3
Other	(4.3)	(4.7)
Cash used in continuing operating activities	(20.1)	(12.5)
Cash used in discontinued operating activities	(0.3)	(0.3)
Total cash used in operating activities	(20.4)	(12.8)
Cash Flows From Investing Activities:
Capital expenditures	(1.7)	(0.6)
Total cash used in investing activities	(1.7)	(0.6)
Cash Flows From Financing Activities:
Borrowings of debt, net	23.6	16.3
Repurchase shares of common stock	(0.7)	(0.4)
Total cash provided by financing activities	22.9	15.9
Net increase in cash and equivalents	0.8	2.5
Cash and equivalents, beginning of period	0.3	0.3
Cash and equivalents, end of period	$1.1	$2.8

For more information, contact:

Don Hake
investor@huttig.com